Exhibit 99.1

WILLBROS GROUP, INC.

	CONTACT:	Michael W. Collier
NEWS RELEASE		Vice President Investor Relations Willbros USA, Inc. (713) 403-8016

FOR IMMEDIATE RELEASE		Jack Lascar / Partner DRG&E (713) 529-6600

WILLBROS BRINGS FINANCIAL FILINGS CURRENT AND

REPORTS 2005 AND FIRST QUARTER 2006 RESULTS

•	Company reports net loss of $4.6 million for first quarter 2006
•	March 31, 2006 backlog was $820 million, up from $816 million at year-end 2005
•	Conference Call scheduled for Monday, June 19, 2006 at 9:00 a.m. Eastern Time

HOUSTON, TEXAS – June 16, 2006—Willbros Group, Inc. (NYSE: WG) announced today that it has filed its results for third quarter 2005 on Form 10-Q, for the year ended December 31, 2005 on Form 10-K and for the first quarter 2006 on Form 10-Q. The 2005 and 2006 Forms will be available on the Company’s web site at www.willbros.com. Financial results for the referenced periods are presented as tables to this press release. Willbros also reported that its backlog, adjusted for the sale of the Opal TXP-4 Plant, stood at $820 million at the end of March 2006, as compared to $816 million at December 31, 2005.

“We are moving beyond many of the challenges we have dealt with over the past eighteen months,” stated Michael F. Curran, Chairman and CEO. “After a lot of hard work, we believe we have become a more efficient company, and we are in the process of working through the majority of the remaining legacy work in Nigeria. We continue to see increasing opportunities to expand both our backlog and our revenue at improved contract margins.”

First Quarter 2006

For the quarter ended March 31, 2006, the Company posted operating income of $0.5 million on revenue of $248.5 million. Contract costs were $227.1 million, resulting in a gross margin of 8.6 percent. General and Administrative costs were $15.7 million (or 6.3 percent of revenue). The tax provision was $6.0 million primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss was $(4.6) million, or $(0.22) per share, compared to a net loss of $(9.9) million, or $(0.47) per share, in the first quarter of 2005.

International revenue of $149.9 million increased by $62.9 million over the same period in 2005, primarily due to increased work in Nigeria. In the United States & Canada, revenue of $98.6 million was up $54.0 million as compared to results for the same period in 2005, primarily as a result of increased engineering activities in Tulsa, increased construction activity at Willbros RPI and increased work in the oil sands region of Canada.

The increase in contract income of $4.6 million to $21.4 million in the first quarter of 2006 compared to the same quarter last year was almost evenly split between our International and United States & Canada business segments. However, contract margin was down 4.1 percentage points primarily due to the recent events in Nigeria that resulted in project delays and additional costs on virtually all projects in Nigeria.

General and Administrative (“G&A”) costs were $15.7 million for the first quarter of 2006. This was a decrease of $1.4 million or eight percent compared to the same quarter of 2005. This reduction in G&A costs included increased insurance and additional staffing costs totaling approximately $1.5 million.

Depreciation and amortization costs for the period ending March 31, 2006 were approximately $5.2 million, compared to $5.3 million for the same period in 2005.

The Company recognized a gain of $2.4 million on the sale of equipment, primarily the TXP-4 Plant in Opal, Wyoming, partially offset by net interest and other expense of approximately $1.6 million, resulting in other income of $0.8 million.

Full Year 2005

For the year ended December 31, 2005, Willbros reported an operating loss of $(16.1) million on $706.5 million in revenue. Contract costs were $624.6 million, resulting in a gross margin of 11.6 percent. G&A costs were $75.4 million (or 10.7 percent of revenue). The tax provision was $18.3 million primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss was $(38.8) million, or $(1.82) per share, compared to a net loss of $(20.8) million, or $(0.99) per share, in 2004.

The increase in revenue is attributable to the following:

•	Increased construction activity in Nigeria on four large EPC contracts with major oil companies partially offset by work completed in 2004 in Iraq, Venezuela, Oman, Bolivia and Ecuador;

•	Commencement of work on new engineering and pipeline construction projects in the United States; and

•	Continuation of work relating to maintenance and fabrication contracts in the Canadian oil sands.

Contract income increased $16.3 million to $82.0 million in 2005 compared to the previous year due to the increase in revenue. However, contract margin decreased 2.0 percentage points to 11.6 percent. The decrease in contract margin was primarily due to low margin projects in Nigeria, start-up costs and cost overruns in Canada and interruptions of work in progress in the United States by Hurricanes Katrina and Rita. Contract income and contract margin percentage in both segments were negatively impacted in 2005 by unresolved change orders which are expected to be resolved in future periods.

G&A expense increased $28.8 million to $75.4 million in 2005 compared to $46.6 million in 2004. The increase in G&A expense in 2005 was primarily related to the costs associated with the investigations, restatement of prior periods financial results and shareholders’ lawsuits.

Depreciation and amortization costs for the year ended December 31, 2005 were $21.6 million, compared to $16.7 million for the same period in 2005.

Other expense decreased $5.1 million to $4.3 million for the year ended December 31, 2005. Net interest expense increased $1.3 million to $3.9 million in 2005 compared to the prior year. Other expenses decreased $6.4 million to $0.4 million primarily as a result of a reduction in bad debt expense in 2005.

Detailed explanations of the results for the reported periods and factors which impacted them are provided in the Company’s filings, which were filed today.

BACKLOG(1)

Willbros reported backlog(1) at March 31, 2006 of approximately $820 million with an embedded margin of 13.6 percent as compared to $816 million with an embedded margin of 15.5 percent at December 31, 2005.

CONFERENCE CALL

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Monday, June 19, 2006, at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Earnings Conference Call

When:	Monday, June 19, 2006 – 9:00 a.m. Eastern Time

How:	Live via phone—By dialing (303) 262-2211 and asking for the Willbros call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through July 3, 2006, and may be accessed by calling
(303) 590-3000 using pass code 11064166. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, fines and penalties by government agencies, the financial impact of the internal investigation, litigation that may arise from the investigation, the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

WILLBROS GROUP, INC.

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31
	2006	2005
Statement of Income Data
Contract revenue
International	$149,901	$87,034
United States & Canada	98,595	44,568

	248,496	131,602
Contract cost
International	133,898	73,580
United States & Canada	93,229	41,255

	227,127	114,835
Contract income
International	16,003	13,454
United States & Canada	5,366	3,313

	21,369	16,767
Depreciation and amortization	5,175	5,307
General and administrative	15,651	17,068
Other operating costs	—	1,084

Operating income (loss)	543	(6,692)

Other income (expense):
Interest—net	(1,582)	(546)
Other—net	2,414	104

	832	(442)

Income (loss) before income taxes	1,375	(7,134)
Provision (benefit) for income taxes	5,968	2,764

Net income (loss)	$(4,593)	$(9,898)

Earnings (loss) per share:
Basic	$(.22)	$(.47)

Diluted	$(.22)	$(.47)

Cash Flow Data
Cash provided by (used in):
Operating activities	$(19,754)	$(1,455)
Investing activities	15,513	(7,234)
Financing activities	14,581	(2,410)
Foreign exchange effects	40	280

Other Data
Weighted average shares outstanding:
Basic	21,346	21,250
Diluted	21,346	21,250
EBITDA (2)	$8,132	$(1,281)
Capital expenditures	5,713	7,275

Reconciliation of Non-GAAP Financial Measure
Net income (loss)	$(4,593)	$(9,898)
Interest—net	1,582	546
Income taxes	5,968	2,764
Depreciation and amortization	5,175	5,307

EBITDA (2)	$8,132	$(1,281)

	3/31/2006	12/31/2005
Balance Sheet Data
Cash and cash equivalents	$75,961	$65,581
Working capital	149,948	116,713
Total assets	513,620	498,981
Total debt	165,193	138,020
Stockholders' equity	141,184	145,234

Backlog Data (1)
By Geographic Area:
West Africa	$475,618	$564,343
Latin America	—	11,639
Middle East	46,653	47,196
North America	297,462	193,177

	$819,733	$816,355

By Reporting Segment:
International	522,271	623,178
United States & Canada	297,462	193,177

	$819,733	$816,355

WILLBROS GROUP, INC.

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Statement of Income Data
Contract revenue
International	$133,432	$89,926	$412,761	$290,524
United States & Canada	118,445	57,608	293,761	192,794

	251,877	147,534	706,522	483,318
Contract cost
International	114,064	77,338	362,327	249,660
United States & Canada	104,486	48,569	262,229	168,011

	218,550	125,907	624,556	417,671
Contract income
International	19,368	12,588	50,434	40,864
United States & Canada	13,959	9,039	31,532	24,783

	33,327	21,627	81,966	65,647
Depreciation and amortization	5,814	4,833	21,586	16,747
General and administrative	19,538	13,382	75,430	46,614
Other operating costs	—	725	1,084	3,571

Operating income (loss)	7,975	2,687	(16,134)	(1,285)

Other income (expense):
Interest—net	(1,230)	(625)	(3,856)	(2,534)
Other—net	(411)	(6,861)	(482)	(6,932)

	(1,641)	(7,486)	(4,338)	(9,466)

Income (loss) before income taxes	6,334	(4,799)	(20,472)	(10,751)
Provision (benefit) for income taxes	7,744	4,243	18,308	10,064

Net income (loss)	$(1,410)	$(9,042)	$(38,780)	$(20,815)

Earnings (loss) per share:
Basic	$(.07)	$(.43)	$(1.82)	$(.99)

Diluted	$(.07)	$(.43)	$(1.82)	$(.99)

Cash Flow Data
Cash provided by (used in):
Operating activities	$(20,461)	$41,004	$(33,022)	$40,969
Investing activities	(10,358)	(9,660)	(36,964)	(36,751)
Financing activities	59,966	2,006	56,830	54,362
Foreign exchange effects	(458)	(932)	17	(829)

Other Data
Weighted average shares outstanding:
Basic	21,274	21,083	21,258	20,922
Diluted	21,274	21,083	21,258	20,922
EBITDA (2)	$13,378	$659	$4,970	$8,530
Capital expenditures	10,414	10,425	38,888	38,479

Reconciliation of Non-GAAP Financial Measure
Net income (loss)	$(1,410)	$(9,042)	$(38,780)	$(20,815)
Interest—net	1,230	625	3,856	2,534
Income taxes	7,744	4,243	18,308	10,064
Depreciation and amortization	5,814	4,833	21,586	16,747

EBITDA (2)	$13,378	$659	$4,970	$8,530

	12/31/2005	9/30/2005	12/31/2004
Balance Sheet Data
Cash and cash equivalents	$65,581	$36,892	$78,720
Working capital	116,713	57,105	108,643
Total assets	498,981	421,489	417,110
Total debt	138,020	70,659	73,495
Stockholders' equity	145,234	145,804	180,044

Backlog Data (1)
By Geographic Area:
West Africa	$564,343	$661,236	$554,692
Latin America	11,639	11,880	12,211
Middle East	47,196	18,769	2,500
North America	193,177	293,354	91,529

	$816,355	$985,239	$660,932

By Reporting Segment:
International	623,178	691,885	569,403
United States & Canada	193,177	293,354	91,529

	$816,355	$985,239	$660,932

WILLBROS GROUP, INC.

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Statement of Income Data
Contract revenue
International	$94,115	$75,678	$279,329	$200,598
United States & Canada	64,732	42,255	175,316	135,186

	158,847	117,933	454,645	335,784

Contract cost
International	87,601	70,887	248,263	172,322
United States & Canada	59,045	35,990	157,743	119,442

	146,646	106,877	406,006	291,764

Contract income
International	6,514	4,791	31,066	28,276
United States & Canada	5,687	6,265	17,573	15,744

	12,201	11,056	48,639	44,020
Depreciation and amortization	5,515	4,242	15,772	11,914
General and administrative	20,050	11,614	55,892	33,232
Other operating costs	—	1,238	1,084	2,846

Operating income (loss)	(13,364)	(6,038)	(24,109)	(3,972)

Other income (expense):
Interest—net	(1,561)	(822)	(2,626)	(1,909)
Other—net	(310)	(359)	(71)	(71)

	(1,871)	(1,181)	(2,697)	(1,980)

Income (loss) before income taxes	(15,235)	(7,219)	(26,806)	(5,952)
Provision (benefit) for income taxes	2,318	2,785	10,564	5,821

Net income (loss)	$(17,553)	$(10,004)	$(37,370)	$(11,773)

Earnings (loss) per share:
Basic	$(.83)	$(.48)	$(1.76)	$(.56)

Diluted	$(.83)	$(.48)	$(1.76)	$(.56)

Cash Flow Data
Cash provided by (used in):
Operating activities	$(7,135)	$11,476	$(12,561)	$(35)
Investing activities	(10,918)	(11,210)	(26,606)	(27,091)
Financing activities	(84)	(561)	(3,136)	52,356
Foreign exchange effects	577	68	475	103

Other Data
Weighted average shares outstanding:
Basic	21,255	20,976	21,253	20,868
Diluted	21,255	20,976	21,253	20,868
EBITDA (2)	$(8,159)	$(2,155)	$(8,408)	$7,871
Capital expenditures	11,248	11,881	28,474	28,054

Reconciliation of Non-GAAP Financial Measure
Net income (loss)	$(17,553)	$(10,004)	$(37,370)	$(11,773)
Interest—net	1,561	822	2,626	1,909
Income taxes	2,318	2,785	10,564	5,821
Depreciation and amortization	5,515	4,242	15,772	11,914

EBITDA (2)	$(8,159)	$(2,155)	$(8,408)	$7,871

	9/30/2005	6/30/2005	12/31/2004
Balance Sheet Data
Cash and cash equivalents	$36,892	$54,452	$78,720
Working capital	57,105	78,395	108,643
Total assets	421,489	429,401	417,110
Total debt	70,659	70,727	73,495
Stockholders' equity	145,804	161,096	180,044

Backlog Data (1)
By Geographic Area:
West Africa	$661,236	$611,085	$554,692
Latin America	11,880	12,026	12,211
Middle East	18,769	12,243	2,500
North America	293,354	81,180	91,529

	$985,239	$716,534	$660,932

By Reporting Segment:
International	691,885	635,354	569,403
United States & Canada	293,354	81,180	91,529

	$985,239	$716,534	$660,932

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.